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                                                                    EXHIBIT 23.4



                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4) and related prospectus of Apartment Investment and Management Company (AIMCO) pertaining to the merger of AIMCO and Ambassador Apartments, Inc. (Ambassador), and to the incorporation by reference therein of our report dated January 30, 1998 (except for Note 19, as to which the date is March 5, 1998) with respect to the consolidated financial statements of Ambassador included in Ambassador's Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                          /s/ERNST & YOUNG LLP



Chicago, Illinois


April 3, 1998